Certificate of Amendment

(Pursuant to NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.Name of corporation:

Ultra Sun Corp.

2.The articles have been amended as follows: (provide article numbers, if available)

The Corporation’s Articles of Incorporation are hereby amended by deleting Article I thereof in its entirety and replacing it with the following:

Article I

Name

The name of the Corporation shall be Cannabis Sativa, Inc.

3.The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  89.5%

4.Effective date and time of filing: (optional)  Date:  11-18-13  Time:

5.Signature: (required)

X David Tobias

____________________________________

Signature of Officer